FOR IMMEDIATE RELEASE	September 8, 2015

Contact: Susan Jordan
732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW
LEASE AGREEMENT WITH VICTORY PACKAGING AT FAYETTEVILLE, NC
LOCATION

FREEHOLD, N.J., September 8, 2015 /PRNewswire/ -- Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced that it recently entered into a 5.25 year lease agreement commencing December 1, 2015 with Victory Packaging, L.P. (Victory), a wholly-owned subsidiary of KapStone Paper and Packaging Corporation (KapStone). KapStone, formed in 2005, is a publicly-owned company that trades on the New York Stock Exchange under the ticker “KS”. Victory will lease Monmouth’s previously vacant 148,000 square foot building located in Fayetteville, NC through February 28, 2021. The initial annual rent of $469,160, representing $3.17 per square foot, will commence on March 1, 2016 with 2.5% annual increases thereafter. Based on Monmouth’s current 14 million total rentable square feet, once this lease becomes effective, the Company’s overall occupancy rate will increase from 97.7% to 98.7%.

Richard Molke, Vice President of Asset Management, commented, “We are very pleased to add Victory Packaging to our high-quality tenant base. Having recently been acquired by KapStone, the company plans to grow their packaging and distribution business going forward. Based in Houston, TX, Victory Packaging has more than 65 warehouses and distribution facilities in the United States, Canada and Mexico, and operates in California under the company name of Golden State Container. Nationwide, Victory Packaging is the only national distribution company specialized in solving packaging complexities and finding total cost optimization associated with packaging for its clients. Victory Packaging has been in the Fayetteville market since 2003 and our building will provide them with capacity for growth in the Fayetteville area. The strength of Monmouth’s Tenant base is evidenced by our 100% Tenant retention rate this year as well as our current 97.8% occupancy rate. As a result of this leasing, our occupancy rate will increase to approximately 98.7% upon lease commencement. We welcome Victory Packaging to the Monmouth portfolio.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of ninety-one properties located in twenty-eight states, containing a total of approximately 14 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

#####